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                                                                    EXHIBIT 99.4
PRESS RELEASE
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CONTACTS:
Robert L. Baumgardner                     Mary Ellen Goodall
Little Switzerland, Inc.                  Walter Denby
340/776-2010                              D.F. King & Co., Inc.
                                          212/269-5550
FOR IMMEDIATE RELEASE
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                   LITTLE SWITZERLAND ANNOUNCES ITS NOMINEES
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                       FOR THE UPCOMING ANNUAL MEETING;
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                EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF
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                     SEYMOUR HOLTZMAN  AND  RICHARD SIEGEL
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     ST. THOMAS, U.S. VIRGIN ISLANDS, November 17, 1999 . . . Little
Switzerland, Inc. (NASDAQ:LSVIC) today announced that the board of directors has nominated Kenneth W. Watson and Peter R. McMullin for election at the Company's annual meeting scheduled for December 21, 1999. Mr. Watson has been serving on Little Switzerland's board of directors since 1991, and Mr. McMullin since April 1999.

     Little Switzerland also announced that Seymour Holtzman, and Richard Siegel, have been appointed to the Company's board of directors, effective as of the December 21/st/ annual meeting. The appointment of Mr. Holtzman and Mr. Siegel increases the size of Little Switzerland's board of directors from six to eight members.

     Mr. Holtzman is founder and chief executive officer of Jewelcor, Inc. (formerly traded on the NYSE) and founder and former chief executive officer of Gruen Marketing Corporation (formerly traded on the AMEX). Mr. Holtzman has managed public companies for over 25 years and is currently a director of Ambanc Holding Company, Inc., (NASDAQ:AHCI). Mr. Holtzman has been appointed a Class III Director whose term will expire at Little Switzerland's annual meeting of shareholders in 2000.

     Mr. Siegel is general counsel for Sturm Group, Inc., a private investment firm headed by Donald L. Sturm. He will be a Class I Director with a term expiring at the annual meeting of shareholders in 2001.

     Mr. Robert Baumgardner, President and CEO of Little Switzerland, praised the new board appointees, saying, "Seymour Holtzman is a recognized business leader. We look forward to benefiting from his keen insights and his many years of successful experience in the retail jewelry industry. Richard Siegel is a distinguished attorney whose counsel and guidance will be a tremendous asset as Little Switzerland continues its efforts to redevelop its business."

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 20 stores on six Caribbean islands, and two stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.
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